Exhibit 99.1

Contact:	Owen J. Onsum	April 25, 2005
President/CEO
	FIRST NORTHERN COMMUNITY BANCORP &	FOR IMMEDIATE RELEASE
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp Announces Two-for-One Stock Split

Dixon, California – At the regular meeting of the Board of Directors of First Northern Community Bancorp on Thursday, April 21, 2005, the Directors declared a two-for-one stock split with respect to the issued and outstanding shares of the Company, which stock split will be effected by amending the Company’s Articles of Incorporation.

The stock split will double the outstanding common stock recorded on the books of the Company as of the record date which will be on May 10, 2005. Holders of the Company’s outstanding shares of common stock at the close of business on that date will receive one additional share of Company common stock in respect of each share owned. The new shares will be issued on May 11, 2005.

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City, Downtown Sacramento and most recently in Roseville. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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